Exhibit 21.1

SUBSIDIARIES OF IMPINJ, INC.

Name of Subsidiary	State or other Jurisdiction of Incorporation
Impinj International Ltd.	Cayman Islands

Impinj RFID Technology (Shanghai) Co., Ltd.	China

Impinj UK Limited	United Kingdom